Exhibit (e)(2)

EXHIBIT B

FORM OF AUTHORIZED PARTICIPANT AGREEMENT

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This Authorized Participant Agreement (the “Agreement”) is entered into by and between Artisan Partners Distributors LLC (the “Distributor”) and       (the “Participant”) and is subject to acceptance by JPMorgan Chase Bank, N.A. (the “Transfer Agent/Index Receipt Agent”) for each individual series or class that is exchange-traded (each, a “Fund” and collectively, the “Funds”) of the entities listed in schedule A (collectively, the “Corporation”). Capitalized terms used but not defined herein are defined in the current prospectus for each Fund as it may be supplemented or amended from time to time and included in the Corporation’s Registration Statement on Form N-1A, as it may be amended from time to time, or otherwise filed with the U.S. Securities and Exchange Commission (“SEC”) (together with such Fund’s Statement of Additional Information incorporated therein, the “Prospectus”).

The Distributor provides services as principal underwriter of the Funds acting on an agency basis in connection with the sale and distribution of exchange-traded shares of beneficial interest issued by the Funds (the “Shares”). The Transfer Agent/Index Receipt Agent has been retained to provide certain transfer agency services and to be the order taker with respect to the purchase and redemption of Creation Units of Shares.

Except when issued directly to a shareholder in connection with an exchange of mutual fund shares of a Fund for exchange-traded shares of the same Fund, Shares may be purchased or redeemed directly from a Fund only in aggregations of a specified number, known as a “Creation Unit.” This Agreement is intended to set forth certain procedures by which the Participant may purchase and/or redeem Creation Units through the Federal Reserve/Treasury Automated Debt Entry System maintained at the Federal Reserve Bank of New York (the “Federal Reserve Book-Entry System”) and the Continuous Net Settlement (“CNS”) clearing processes of National Securities Clearing Corporation (“NSCC”) (as such processes have been enhanced to effect purchases and redemptions of Creation Units, the “CNS Clearing Process”) or, outside of the CNS Clearing Process, the manual process of The Depository Trust Company (“DTC”).

Nothing in this Agreement shall obligate the Participant to create or redeem one or more Creation Units of Shares, to facilitate a creation or redemption through it by a party for which it is acting (whether a customer or otherwise) (“Participant Client”), or to sell or offer to sell the Shares.

The parties agree as follows:

1. STATUS, REPRESENTATIONS AND WARRANTIES OF PARTICIPANT

(a) The Participant represents and warrants that it has, and during the term of this Agreement will continue to have, the ability to transact through the Federal Reserve Book-Entry System and, with respect to orders for the purchase of Creation Units (“Purchase Orders”) or orders for redemption of Creation Units (“Redemption Orders” and, together with Purchase Orders, the “Orders”), (i) through the CNS Clearing Process, because it is, and during the term of this Agreement will continue to be, a member of NSCC and a participant in the CNS System of NSCC, and/or (ii) outside the CNS Clearing Process, because it is, and during the term of this Agreement will continue to be, a DTC participant (a “DTC Participant”). Any change in the foregoing status of the Participant shall automatically and immediately terminate this Agreement. The Participant shall give prompt written notice of any such change to the Distributor and the Transfer Agent/Index Receipt Agent.

The Participant may place Orders either through the CNS Clearing Process or outside the CNS Clearing Process, subject to the procedures for purchase and redemption set forth in the Prospectus and Section 2 of this Agreement.

(b) The Participant represents and warrants that: (i) it is a broker-dealer registered with the SEC, and it is a member of the Financial Industry Regulatory Authority (“FINRA”), or it is exempt from registration, or it is otherwise not required to be registered as, a broker- dealer or a member of FINRA; (ii) it is registered and/or licensed to act as a broker or dealer, as required under all applicable laws, rules and regulations in the states or other jurisdictions in which the Participant conducts its activities, or it is otherwise exempt; and (iii) it is a Qualified Institutional Buyer, as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “1933 Act”).

The Participant agrees that it will: (i) maintain such registrations, licenses, qualifications, and memberships in good standing and in full force and effect throughout the term of this Agreement; (ii) comply with applicable FINRA rules and the securities laws of any jurisdiction in which it sells Shares, directly or indirectly, to the extent such laws, rules and regulations relate to the Participant’s transactions in, and activities with respect to, the Shares; and (iii) not offer or sell Shares of any Fund in any state or jurisdiction where such Shares may not lawfully be offered and/or sold.

Any change in the foregoing status of the Participant shall terminate this Agreement. The Participant shall give prompt written notice of any such change to the Distributor and the Transfer Agent/Index Receipt Agent.

(c) In the event Shares are authorized for sale in jurisdictions outside the several states, territories and possessions of the United States and the Participant offers and sells Shares in such jurisdictions and is not otherwise required to be registered or qualified as a broker or dealer, or to be a member of FINRA as set forth above, the Participant nevertheless agrees to observe the applicable laws, rules and regulations of the jurisdiction in which such offer and/or sale is made, to comply with the full disclosure requirements of the 1933 Act and the regulations promulgated thereunder, and to conduct its business in accordance with the FINRA rules, to the extent the foregoing relates to the Participant’s transactions in, and activities with respect to, the Shares.

(d) The Participant understands and acknowledges that the method by which Creation Units will be created and traded may raise certain issues under certain interpretations of applicable U.S. federal securities laws. For example, because new Creation Units of Shares may be issued and sold by a Fund on an ongoing basis, a “distribution”, as such term is used in the 1933 Act, may occur at any point. The Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in it being deemed a participant in a distribution in a manner which could, under certain interpretations of applicable law, render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act. The Participant also understands and acknowledges that dealers who are not “underwriters,” but who effect transactions in Shares, whether or not participating in the distribution of Shares, are generally required to deliver a prospectus. For the avoidance of doubt, the Participant does not admit to being an underwriter of the Shares.

(e) The Participant agrees that: (i) subject to any contractual obligations or obligations arising under the federal or state securities laws that the Participant may have to its customers, the Participant will assist the Corporation or its designee, including the Distributor, in ascertaining certain information regarding sales of Shares made by or through the Participant upon the request of the Corporation or its designee, including the Distributor, necessary for a Fund to comply with its obligations to distribute information to its shareholders, as may be required from time to time under applicable state or federal securities laws, rules and regulations, or (ii) in lieu thereof, and at the option of the Participant, the Participant may undertake to deliver to its customers proxy materials and annual and other reports of the Funds, or other similar information that the Funds are obligated to deliver to their shareholders, upon receiving from the Funds or the Distributor sufficient quantities of the same to allow mailing thereof to such customers.

2. EXECUTION OF PURCHASE AND REDEMPTION ORDERS

(a) All Orders must comply with the procedures for Orders set forth in the Prospectus and in this Agreement, which includes the attachments. The Participant, the Distributor, and the Transfer Agent/Index Receipt Agent each agrees to comply with the provisions of the Prospectus, this Agreement, and the laws, rules, and regulations that are applicable to it in its role under this Agreement. If there is a conflict between the terms of the Prospectus and the terms of this Agreement, the terms of the Prospectus control.

(b) Phone lines used in connection with Orders will be recorded. The Participant hereby consents to the recording of all calls in connection with the Orders, provided that the Participant may reasonably request that the recording party provide to the Participant copies of recordings of any such calls, which have been retained in accordance with the recording party’s usual document retention policy. If a recording party becomes legally compelled to disclose to any third party any recording involving communications with the Participant, to the extent legally permitted to do so, such recording party shall provide the Participant with reasonable advance written notice identifying the recordings to be disclosed, together with copies of such recordings, so that the Participant may seek a protective order or other appropriate remedy with respect to the recordings or waive its right to do so. For the avoidance of doubt, the Transfer Agent/Index Receipt Agent may disclose any such recordings requested to any bank regulatory authority having jurisdiction over it without notice of any kind.

(c) The Participant understands that a Creation Unit generally will not be issued until the requisite cash (the “Cash Component”) and/or the designated basket of securities, including any cash in lieu (the “Deposit Securities”), as well as applicable collateral, Transaction Fee (which includes a standard transaction fee and any additional variable fee, if applicable) and taxes, are transferred to the Corporation on or before the settlement date in accordance with the Prospectus.

(d) With respect to any Redemption Order, the Participant agrees to return to a Fund any dividend, interest, distribution, or other corporate action paid to the Participant in respect of any security that is transferred to the Participant (each, a “Fund Instrument”) that, based on the valuation of such Fund Instrument at the time of transfer, should, in accordance with the terms of the instrument or corporate action and industry custom in the applicable market, have been paid to the Fund. The Participant also agrees that, alternatively, a Fund is entitled to reduce the amount of money or other proceeds due to the Participant by an amount equal to any dividend, interest, distribution, or other corporate action to be paid to the Participant in respect of any Fund Instrument that is transferred to the Participant that, based on the valuation of such Fund Instrument at the time of transfer, should be paid to the Fund. With respect to any Purchase Order, the Distributor agrees, on behalf of the Corporation, to return to the Participant any dividend, interest, distribution, or other corporate action paid to a Fund in respect of any Deposit Security that is transferred to the Fund that, based on the valuation of such Deposit Security at the time of transfer, should, in accordance with the terms of the instrument or corporate action and industry custom in the applicable market, have been paid to the Participant.

(e) When making a Redemption Order, the Participant understands and agrees that in the event Shares are not transferred to the Fund in accordance with the terms of the Fund Documents, such Redemption Order may be rejected by the Fund and the Participant will be solely responsible for all costs and losses and fees incurred by the Fund, the Transfer Agent/Index Receipt Agent or the Distributor related to such rejected Redemption Order.

3. AUTHORIZATION OF TRANSFER AGENT/INDEX RECEIPT AGENT

Solely with respect to Orders submitted through the CNS Clearing Process or the DTC, as applicable, the Participant hereby authorizes the Transfer Agent/Index Receipt Agent, or its designee, to transmit to the NSCC or the DTC, as applicable, on behalf of the Participant such instructions, including share and cash amounts as are necessary with respect to the purchase and redemption of Creation Units, and Orders consistent with the instructions and Orders issued by the Participant to the Transfer Agent/Index Receipt Agent. The Participant agrees to be bound by the terms of such instructions and Orders as reported by the Transfer Agent/Index Receipt Agent or its designee to the NSCC or the DTC, as applicable as though such instructions were issued by the Participant directly to the NSCC or the DTC, as applicable.

4. MARKETING MATERIALS AND REPRESENTATIONS.

(a) The Participant represents and warrants that it will not make any representations concerning a Fund, Creation Units or Shares, other than those consistent with the Prospectus or any Marketing Materials (as defined below) furnished to the Participant by the Distributor.

(b) The Participant agrees not to furnish, or cause to be furnished by it or its employees, to any person, or to display or publish, any information or materials relating to a Fund or the Shares, including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials (“Marketing Materials”), unless (i) such Marketing Materials: (a) are either furnished to the Participant by the Distributor, or (b) if prepared by the Participant, are consistent in all material respects with the Prospectus, and clearly indicate that such Marketing Materials are prepared and distributed by the Participant, and (ii) Participant and such Marketing Materials prepared by the Participant comply with applicable FINRA rules and regulations. The Participant further acknowledges and agrees that (x) the Shares shall not be marketed as a mutual fund investment; (y) Marketing Materials may refer to Shares as an interest in an investment company or a Fund, but shall not make reference to a “mutual fund” except to compare or contrast the Shares with shares of a mutual fund; and (z) where appropriate, there may be express disclosure that Shares are not a mutual fund product. The Participant shall file all such Marketing Materials that it prepares with FINRA, if required by applicable laws, rules or regulations.

(c) Distributor represents and warrants that (i) the Prospectus is effective, no stop order of the SEC with respect thereto has been issued, no proceedings for such purpose have been instituted or, to its knowledge, are being contemplated; (ii) the Prospectus conforms in all material respects to the requirements of all applicable law, and the rules and regulations of the SEC thereunder and does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) the Shares, when issued and delivered against payment of consideration thereof, as provided in this Agreement, will be duly and validly authorized, issued, fully paid and non-assessable and free of statutory and contractual preemptive rights, rights of first refusal and similar rights; (iv) no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the issuance and sale of the Shares, except the registration of the Shares under the 1933 Act; (v) Shares will be approved for listing on a national exchange; (vi) any and all Marketing Materials prepared by the Corporation and provided to the Participant in connection with the offer and sale of Shares shall comply with applicable law, including without limitation, the provisions of the 1933 Act and the rules and regulations thereunder and applicable requirements of FINRA, and will not contain any untrue statement of a material fact related to a Fund or the Shares or omit to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and (vii) it will not name the Participant as an authorized participant and/or underwriter in the Prospectus, Marketing Materials, or on the Fund’s website without the prior written consent of Participant, unless such naming is required by law, rule, or regulation

(d) Notwithstanding anything to the contrary in this Agreement, Marketing Materials shall not include (i) written materials of any kind that generally mention a Fund without recommending the Fund (including in connection with a list of products sold through Participant or in the context of asset allocations), (ii) materials prepared and used for the Participant’s internal use only, (iii) brokerage communications, including correspondence and institutional communications, as defined under FINRA rules, prepared by the Participant in the normal course of its business, and (iv) research reports; provided, however, that any such materials prepared by Participant comply with applicable FINRA rules and regulations and other applicable laws, rules and regulations.

5. TITLE TO SECURITIES; RESTRICTED SHARES

The Participant represents and warrants on behalf of itself and any party for which it acts that Deposit Securities delivered by it to the custodian and/or any relevant sub- custodian in connection with a Purchase Order will not be “restricted securities,” as such term is used in Rule 144(a)(3)(i) of the 1933 Act, and, at the time of delivery, the Fund will acquire good and unencumbered title to such Deposit Securities, free and clear of all liens, restrictions, charges and encumbrances, and not be subject to any adverse claims.

6. CASH COMPONENT

The Participant hereby agrees that, in connection with a Purchase Order, whether for itself or any party for which it acts, it will make available on or before the contractual settlement date (the “Contractual Settlement Date”), by means satisfactory to the Corporation, and in accordance with the provisions of the Prospectuses, immediately available or same day funds estimated by the Corporation to be sufficient to pay the Cash Component next determined after acceptance of the Purchase Order, together with the applicable Transaction Fee. Any excess funds will be returned following settlement of the Purchase Order. The Participant agrees to ensure that the Cash Component will be received by the issuing Fund in accordance with the terms of the Prospectuses, but in any event on or before the Contractual Settlement Date, and in the event payment of such Cash Component has not been made in accordance with the provisions of the Prospectuses or by such Contractual Settlement Date, the Participant agrees in connection with a Purchase Order to pay the amount of the Cash Component, plus interest, computed at such reasonable rate as may be specified by the Fund from time to time. The Participant shall be liable to the custodian, any sub-custodian, or the Corporation for any amounts advanced by the custodian or any sub- custodian in its sole discretion to the Participant for payment of the amounts due and owing for the Cash Component. Computation of the Cash Component shall exclude any taxes, duties or other fees and expenses payable upon the transfer of beneficial ownership of the Deposit Securities, which shall be the sole responsibility of the Participant and not the Corporation.

7. PAYMENT OF CERTAIN FEES AND TAXES

(a) In connection with the purchase or redemption of Creation Units, the Participant agrees to pay the Transaction Fee prescribed in the Prospectus as applicable to the Participant’s transaction. The Corporation reserves the right to adjust any Transaction Fee subject to any limitation as prescribed in the Prospectus and upon reasonable advance notice to the Participant.

(b) In connection with the purchase or redemption of Creation Units, the Participant acknowledges and agrees that the computation of any cash amount to be paid by or to the Participant shall exclude any taxes or other fees and expenses payable upon the transfer of beneficial ownership of Shares or Deposit Securities. The Participant shall be responsible for any transfer tax, sales or use tax, stamp tax, recording tax, value added tax or any other similar tax, fee or government charge (collectively, “Taxes”) applicable to and imposed upon the purchase or redemption of any Creation Units made pursuant to this Agreement. To the extent the Corporation or its agents pay any such Taxes, or they are otherwise imposed in connection with transactions effected by the Participant, the Participant agrees to promptly reimburse and pay such party for any such payment, together with any applicable penalties, additions to tax or interest thereon, unless such penalties, additions or interest were the result of the applicable party’s gross negligence, fraud or willful misconduct. This section shall survive the termination of this Agreement.

8. ROLE OF PARTICIPANT

(a) Each Party acknowledges and agrees that, for all purposes of this Agreement, the Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Funds or the Distributor in any matter or in any respect under this Agreement. The Participant agrees to make itself and its employees available, upon reasonable request, during normal business hours to consult with the Funds or the Distributor or their designees concerning the performance of the Participant’s responsibilities under this Agreement.

(b) The Participant agrees as a DTC Participant and in connection with any purchase or redemption transactions in which it acts on behalf of a third party, that it shall extend to such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Prospectuses.

(c) The Participant represents that from time to time, it may be a beneficial owner (as that term is defined in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934) of Shares (“Beneficial Owner”). To the extent that it is a Beneficial Owner, the Participant agrees to irrevocably appoint the Distributor as its attorney and proxy with full authorization and power to vote (or abstain from voting) the Participant’s beneficially owned Shares (regardless of class) with no input from the Participant. The Distributor will vote (or abstain from voting) the Participant’s beneficially owned Shares in the same proportion (or abstentions) as the other beneficial owners of Shares of the applicable Fund or the Corporation. The Distributor, as attorney and proxy for the Participant hereunder: (i) is hereby given full power of substitution and revocation; (ii) may act through such agents, nominees, or attorneys as it may appoint from time to time; and (iii) may provide voting instructions to such agents, nominees, or substitute attorneys. The Distributor may terminate this irrevocable proxy upon sixty (60) days’ written notice to the Participant.

This irrevocable proxy terminates upon termination of the Agreement. For purposes of this [Section 8(b)], the term “Shares” shall refer to any class of shares of a Fund for which the Participant is a Beneficial Owner, including, if applicable, exchange-traded shares or mutual fund shares. Upon request of the Distributor and in connection with the exercise of the proxy granted herein, the Participant shall disclose the number of Shares beneficially owned by the Participant on any record date established by the Corporation.

(d) The Participant represents and warrants that it has implemented, and agrees to maintain and implement on an on-going basis, an anti-money laundering program reasonably designed to comply with all applicable anti-money laundering laws and regulations, including but not limited to the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001 and sanctions issued by the Office of Foreign Assets Control or similar authority, each as amended from time to time, and any rules adopted thereunder and/or any applicable anti-money laundering laws and regulations of other jurisdictions where Participant conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency.

9. AUTHORIZED PERSONS OF THE PARTICIPANT

(a) Concurrently with the execution of this Agreement, and from time to time thereafter as may be requested by the Funds, the Transfer Agent/Index Receipt Agent, or the Distributor, the Participant shall deliver to the Funds and the Transfer Agent, with copies to the Distributor, a certificate in the format of Attachment A to this Agreement, duly certified by the Participant’s Secretary or other duly authorized officer of Participant, setting forth the names and signatures of all persons authorized by the Participant (each an “Authorized Person”) to give Orders and instructions relating to any activity contemplated by this Agreement on behalf of the Participant. Such certificate may be relied upon by the Distributor, the Transfer Agent/Index Receipt Agent and the Funds as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt by the Funds, the Distributor, and the Transfer Agent/Index Receipt Agent of a superseding certificate or of written notice from the Participant that an individual should be added to, or removed from, the certificate. Whenever the Participant wants to add an Authorized Person, revoke the authority of an Authorized Person, or change or cancel a User Code (as defined below), the Participant shall give prompt written notice of such fact to the Funds and the Transfer Agent/Index Receipt Agent, with a copy to the Distributor, and such notice shall be effective upon receipt by the Funds, the Transfer Agent/Index Receipt Agent, and the Distributor and confirmation by the Transfer Agent/Index Receipt Agent to the Participant that the requested change has been implemented.

(b) The Transfer Agent/Index Receipt Agent shall issue to each Authorized Person a unique username or code (“User Code”) by which the Participant and such Authorized Person shall be identified and instructions to the Funds, Transfer Agent/Index Receipt Agent, and Distributor issued by Participant through the Authorized Person shall be authenticated. The Participant and each Authorized Person shall keep his/her User Code confidential and only those Authorized Persons who were issued a User Code shall use such User Code to identify himself/herself and to submit instructions for Participant, to the Funds, Transfer Agent/Index Receipt Agent, and Distributor. If an Authorized Person’s

User Code is changed, the Transfer Agent/Index Receipt Agent will notify the Participant when a new User Code is effective . If an Authorized Person’s User Code is compromised, the Participant shall contact the Transfer Agent/Index Receipt Agent promptly in writing in order for a new one to be issued. Upon receipt of written notice as set forth in paragraph (a) of this section, the Transfer Agent agrees to issue a User Code when the Participant adds an Authorized Person and shall cancel a User Code when the Participant revoke’s a person’s authority to act for it.

(c) The Transfer Agent/Index Receipt Agent and Distributor shall not have any obligation to verify instructions and Orders given using a User Code and shall assume that all instructions and Orders issued to it using an Authorized Person’s User Code have been properly placed, unless the Transfer Agent/Index Receipt Agent and Distributor have actual knowledge to the contrary because they received from the Participant written notice that has become effective pursuant to paragraph (a) of this section that such person is no longer authorized to act on behalf of Participant. The Participant agrees that none of the Distributor, the Transfer Agent/Index Receipt Agent, or the Funds shall be liable absent gross negligence, bad faith, or willful misconduct, for Losses (as defined below) incurred by the Participant as a result of the unauthorized use of an Authorized Person’s User Code, unless the Transfer Agent, Distributor, and the Funds previously received from Participant written notice to revoke such Authorized Person’s User Code that has become effective pursuant to paragraph (a) of this section. This paragraph (c) shall survive the termination of this Agreement.

10. REDEMPTIONS

(a) The Participant understands and agrees that Redemption Orders may be submitted only on days that the Corporation is open for business, as required by Section 22(e) of the 1940 Act.

(b) The Participant represents, warrants and agrees that, as of the close of business on the day on which it has placed any Redemption Order, it or the customer on behalf of whom it is acting, as the case may be, will own (within the meaning of Rule 200 of Regulation SHO) or has arranged to borrow for delivery to the applicable Fund on or prior to the Contractual Settlement Date for such Redemption Order the number of Shares to be redeemed as a Creation Unit. In either case, the Participant acknowledges that: (i) it has or if, applicable, its customer has full legal authority and legal right to tender for redemption the requisite number of Shares and to receive the entire proceeds of the redemption on the Contractual Settlement Date and (ii) if such Shares submitted for redemption have been loaned or pledged to another party or are the subject of a repurchase agreement, securities lending agreement or any other arrangement affecting legal or beneficial ownership of such Shares, there are no restrictions precluding the tender and delivery of such Shares (including borrowed shares, if any) for redemption, free and clear of liens, on the Contractual Settlement Date.

(c) The Participant understands that Shares of any Fund may be redeemed only when one or more Creation Units are held in its account.

(d) In the event that the Distributor, Transfer Agent/Index Receipt Agent and/or the Corporation reasonably believes in good faith that a Participant would not be able to deliver the requisite number of Shares to be redeemed as a Creation Unit on the settlement date, the Distributor, Transfer Agent/Index Receipt Agent and/or Corporation may, without liability, reject the Participant’s Redemption Order.

(e) In the event that the Participant receives Fund securities the value of which exceeds the value of the applicable Creation Unit at the time of redemption, the Participant agrees to pay, on the same business day it is notified, or cause the Participant Client to pay, on such day, to the applicable Fund an amount in cash equal to the difference or return such Fund securities to the Fund, unless the parties otherwise agree.

11. BENEFICIAL OWNERSHIP

(a) The Participant represents and warrants that, based upon the number of outstanding Shares of any particular Fund, either (i) it does not, and will not in the future as the result of one or more Purchase Orders, hold for the account of any single Beneficial Owner, or group of related Beneficial Owners, 80 percent or more of the currently outstanding Shares of such Fund, so as to cause the Fund to have a basis in the portfolio securities deposited with the Fund different from the market value of such portfolio securities on the date of such deposit, pursuant to sections 351 and 362 of the Internal Revenue Code of 1986, as amended, or (ii) it is carrying some or all of the Deposit Securities as a dealer and as inventory in connection with its market making activities, and the Deposit Securities will be marked to market under section 475 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, prior to being deposited with the Fund and the Participant will adjust the basis of the Deposit Securities to their fair market value immediately prior to their being deposited with the Fund.

(b) A Fund, the Distributor, and the Transfer Agent/Index Receipt Agent have the right to require, as a condition to the acceptance of a deposit of Deposit Securities, information from the Participant regarding ownership of the Shares by such Participant and its customers, and to rely thereon to the extent necessary to make a determination regarding ownership of 80 percent or more of the Fund’s currently outstanding Shares by a Beneficial Owner.

12. OBLIGATIONS OF PARTICIPANT

(a) Pursuant to its obligations under the federal securities laws, the Participant agrees to maintain all books and records of all sales of Shares made by or through it and to furnish copies of such records to the Corporation, Transfer Agent/Index Receipt Agent and/or the Distributor upon their reasonable request.

The Participant affirms that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation and that it will maintain such procedures throughout the term of this Agreement.

(b) The Participant represents, covenants, and warrants that it will not exercise or attempt to exercise a controlling influence over the management policies of a Fund and has taken affirmative steps so that it will not be an affiliated person of a Fund, a promoter or principal underwriter of a Fund or an affiliated person of such persons due to ownership of Shares, including through its grant of an irrevocable proxy relating to the Shares to the Distributor.

13. INDEMNIFICATION

This [Section 13] shall survive the termination of this Agreement.

(a) The Participant hereby agrees to indemnify and hold harmless the Distributor, the Corporation, the Funds, the Transfer Agent/Index Receipt Agent, their respective subsidiaries, affiliates, directors, trustees, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Participant Indemnified Party”) , from and against any claim, loss, liability, cost, or expense (including reasonable attorneys’ fees) (“Loss”) incurred by such Participant Indemnified Party as a result of (i) any breach by the Participant of any provision of this Agreement that relates to the Participant or any representation provided by it herein that is false or misleading in any material respect or omits material information necessary to make the statements contained herein complete; (ii) any failure on the part of the Participant to perform any of its obligations set forth in this Agreement; (iii) any failure by the Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations in relation to its role as an authorized participant under this Agreement; (iv) actions of a Participant Indemnified Party taken in reasonable reliance upon any instructions reasonably believed by the Distributor, the Corporation, and/or the Transfer Agent/Index Receipt Agent to be genuine and to have been given by the Participant; or (v) the Participant’s failure to complete an Order that has been accepted; or (vi)(1) any representation by the Participant, its employees or its agents or other representatives that is not consistent with the Corporation’s then-current Prospectus made in connection with the offer or sale of Shares and (2) any untrue statement of a material fact contained in any materials prepared by Participant or its affiliates as described in Section 4 hereof or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that such statement or omission relates to the Shares or any Participant Indemnified Party unless, in either case, such representation, statement or omission was made or included by the Participant at the written direction of the Corporation or the Distributor, or is based upon written information provided by the Corporation or the Distributor. The Participant understands and agrees that the Corporation, as a third party beneficiary to this Agreement, is entitled to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations under this Agreement that benefit the Corporation.

(b) The Distributor hereby agrees to indemnify and hold harmless the Participant, its affiliates, directors, partners, members, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Distributor Indemnified Party”) from and against any Loss incurred by such Distributor

Indemnified Party as a result of: (i) any breach by the Distributor of any provision of this Agreement that relates to the Distributor; (ii) any failure on the part of the Distributor to perform any of its obligations set forth in this Agreement; or (iii) any failure by the Distributor to comply with applicable laws, rules and regulations, including rules and regulations of SROs, in relation to its role as distributor under this Agreement.

14. LIMITATION OF LIABILITY

This [Section 14] shall survive the termination of this Agreement.

(a) In no event shall any party be liable for any special, indirect, incidental, exemplary, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of revenue, loss of actual or anticipated profit, loss of contracts, loss of the use of money, loss of anticipated savings, loss of business, loss of opportunity, loss of market share, loss of goodwill or loss of reputation), even if such parties have been advised of the likelihood of such loss or damage and regardless of the form of action provided that this waiver shall not limit Transfer Agent/Index Receipt Agent’s rights or the Company’s and/or Fund’s obligations under the services agreement between Transfer Agent/Index Receipt Agent and the Company and/or Funds. In no event shall any party be liable for the acts or omissions of DTC, NSCC or any other securities depository or clearing corporation.

(b) Neither the Distributor, the Transfer Agent/Index Receipt Agent, nor the Participant shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation: acts of God; earthquakes; fires; floods; wars; civil or military disturbances; terrorism; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions.

(c) The Distributor, the Corporation, and the Transfer Agent/Index Receipt Agent may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, any communication authorized under this Agreement and upon any written or oral instruction, notice, request, direction or consent reasonably believed by them to be genuine.

(d) In the absence of bad faith, gross negligence or willful misconduct on its part, the Transfer Agent/Index Receipt Agent, whether acting directly or through its agents, affiliates or attorneys, shall not be liable for any action taken, suffered or omitted or for any error of judgment made by it in the performance of its duties hereunder. The Transfer Agent/Index Receipt Agent shall not be liable for any error of judgment made in good faith unless in exercising such it shall have been grossly negligent in ascertaining the pertinent facts necessary to make such judgment.

(e) The Distributor shall not be liable for any action or failure to take any action with respect to the voting matters set forth in [Section 8(b)).

15. INFORMATION ABOUT DEPOSIT SECURITIES

On each day that the Corporation is open for business, through the facilities of the NSCC, the names and amounts of Deposit Securities to be included in the current Fund Deposit for each Fund will be published.

16. RECEIPT OF PROSPECTUSES BY PARTICIPANT

The Participant acknowledges receipt of the Prospectuses and represents that it has reviewed and understands the terms thereof.

17. CONSENT TO ELECTRONIC DELIVERY OF PROSPECTUSES

The Distributor may electronically deliver the Prospectus, annual or semi-annual report, or other shareholder information (each, a “Shareholder Document”) to persons who have effectively consented to such electronic delivery. The Distributor will deliver Shareholder Documents electronically by sending consenting persons an e-mail message informing them that the applicable Shareholder Document has been posted and is available on the Fund’s website and providing a hypertext link to the document.

The Distributor shall electronically deliver all Shareholder Documents to the Participant at the e-mail address set forth on the signature page attached to this Agreement, unless and until the Participant provides written notice to the Distributor requesting otherwise. Until such notice is provided, the Participant can only obtain access to the Shareholder Documents electronically.

18. NOTICES

Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery; by Federal Express or other similar delivery service; by registered or certified United States first class mail, return receipt requested; or by electronic mail or similar means of same day delivery. Unless otherwise notified in writing, all notices to the Fund shall be at the address or telephone number or electronic mail address indicated below the signature of the Distributor. All notices to the Participant, the Distributor, and the Transfer Agent/Index Receipt Agent shall be directed to the address or telephone number or electronic mail address indicated below the signature line of such party.

19. EFFECTIVENESS, TERMINATION, AND AMENDMENT OF AGREEMENT

(a) This Agreement shall become effective on the date set forth below and may be terminated at any time by any party upon sixty (60) days’ prior written notice to the other parties, and may be terminated earlier by the Fund, the Participant or the Distributor at any time in the event of a material breach by another party of any provision of this Agreement.

(b) No party may assign its rights or obligations under this Agreement (in whole or in part) without the prior written consent of the other party, which shall not be unreasonably withheld.

(c) This Agreement may not be amended except by a writing signed by all the parties hereto. This Agreement is intended to, and shall apply to, each of the current and future Funds of the Corporation, such that no amendment shall be required in the event that the Corporation creates new Funds offering Shares or terminates existing Funds offering Shares, provided, however, that notice shall be provided to the Participant of such creation or termination of Funds.

20. GOVERNING LAW

This [Section 20] shall survive the termination of this Agreement.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof. The parties irrevocably submit to the personal jurisdiction and service and venue of any New York State or United States Federal court sitting in New York, New York having subject matter jurisdiction, for the purposes of any suit, action or proceeding arising out of or relating to this Agreement. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

21. THIRD-PARTY BENEFICIARY

The Participant and the Distributor understand and agree that the Corporation as a third-party beneficiary to this Agreement is entitled and intends to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations pursuant to this Agreement that benefit the Corporation.

The Participant and the Distributor understand and agree that the Transfer Agent/Index Receipt Agent as a third party beneficiary to this Agreement is entitled to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations pursuant to this Agreement that benefit the Transfer Agent.

22. COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

23. SEVERANCE

If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supra-national body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

24. HEADINGS

Headings and sub-headings are included solely for convenient reference and shall not affect the meaning, construction, operation, or effect of the terms of this Agreement.

25. ENTIRE AGREEMENT

This Agreement, which includes the attachments, supersedes any prior agreement between the parties with respect to the subject matter contained herein and constitutes the entire agreement between the parties regarding the matters contained herein.

[Signature page follows]

The duly authorized representatives of the below parties have executed this Agreement, the effective date of which shall be the date of the most recent signature below.

[DISTRIBUTOR]

By:
Name:
Title:
Address:
Telephone:
E-mail:
Date:

[Name of Participant]
DTC/NSCC Clearing Participant Code:

By:
Name:
Title:
Address:
Telephone:
E-mail:
Date:

ACCEPTED BY:
JPMorgan Chase Bank, N.A. as Transfer Agent/Index Receipt Agent

By:
Name:
Title:
Telephone:
E-mail:
Date:

ATTACHMENT A

AUTHORIZED PERSONS

[Insert AP Form of Certification for Authorized Persons]